EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to make a joint filing on Schedule 13D with respect to National Penn Bancshares, Inc. common stock beneficially owned by each of them; it being understood that each filer is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein.

Date: May 5, 2006	THE ESTATE OF JAMES K.
OVERSTREET, DECEASED

By: /s/ Elizabeth A. Fifer
Elizabeth A. Fifer, Executrix

EVELYN M. OVERSTREET

By: /s/ Elizabeth A. Fifer
Elizabeth A. Fifer, Attorney-in-Fact